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                                                                       Exhibit A

                                TAKE-OVER BID FOR
                              TERRA NETWORKS, S.A.
                          LAUNCHED BY TELEFONICA, S.A.

On June 19, 2003, THE SPANISH SECURITIES MARKET COMMISSION (hereinafter, "CNMV"), authorised the launching, by TELEFONICA, S.A. (hereinafter, the "BIDDER" or "TELEFONICA"), of a Take-over Bid (the "Bid") for TERRA NETWORKS, S.A. (hereinafter the "TARGET COMPANY" or "TERRA"). The Bid shall be governed by Spain's Securities Market Law 24/1998, dated July 28, 1998, by Royal Decree 1197/1991, dated July 26, 1991, and other applicable legislation, and shall be carried out according to the following:

TERMS
INTRODUCTION

The present Bid is launched in Spain and in the United States of America. In the United States of America the Bid is addressed to the holders of shares in TERRA represented by American Depositary Shares ("ADSs"), which are listed on the United States' Nasdaq National Market.

On the filing date of the Prospectus corresponding to the Bid, the number of TERRA shares represented by ADSs, according to information provided by TERRA, totaled 58,703,234 shares, of which, on June 9, 2003, 26,765,961 shares were subject to the Stock Option Plan for employees of Lycos, Inc. (a company controlled by TERRA), and 2,420,468 shares held by Lycos, Inc. were included in TERRA's treasury stock, leaving a total of 29,516,805 shares. Each of the ADSs grants the holder the right to receive one TERRA share.

In accordance with Rule 14d-1(c) under the Securities Exchange Act of 1934, when 10% or less of the outstanding shares, calculated in accordance with the provisions of the aforementioned rule, of a foreign company subject to a take-over bid are owned by stockholders resident in the United States of America, the BIDDER is not obliged to present documentation otherwise required in Rule 13e-3 of the Exchange Act, and the only obligation is that the terms of the bid for the American stockholders be the same as those applicable to the rest of the stockholders, including the distribution of a translation of the documentation filed with the Spanish Securities Market Commission to the American stockholders. This documentation shall also be furnished to the Securities and Exchange Commission (hereinafter the "SEC") using a Form CB, at the latest on the day after the documentation is made available to the public in Spain.

As a result, given that the information held by TELEFONICA demonstrates that, in accordance with applicable rules, less than 10% of the TERRA shares are owned by residents of the United States of America, TELEFONICA considers that this Bid is subject to the aforementioned regulations.

On May 29, 2003, one day after the present Bid was announced in Spain on May 28, 2003, the corresponding Form CB was filed with the SEC by attaching a copy in English of the relevant facts and the press article published in Spain, together with a Form F-X communicating the appointment of an agent for service of process in the United States of America.

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In addition, TELEFONICA, after the present Bid is authorised in Spain, shall send English versions of the Prospectus together with any necessary complementary documentation to the holders of ADSs. Likewise, this documentation shall be filed with the SEC using a Form CB.

Finally, and with regard to the procedure for the holders of TERRA shares represented by ADSs to accept the present Bid, please refer to section III.5.

I. SUBJECTIVE ELEMENTS OF THE BID

The target company of this Bid is TERRA, with a registered address at Calle Nicaragua n(0) 54, Barcelona, and holding Fiscal Identification Code number A-82/196080. The bidder is TELEFONICA, with a registered address in Madrid, Gran Via n(0) 28, and holding Fiscal Identification Code number A-28/015865.

On May 28, 2003, the Board of Directors of the BIDDER adopted the necessary resolutions to launch the present Bid. TELEFONICA directly owns 230,792,328 shares in the share capital of TERRA, representing 38.37% thereof. Likewise, Telefonica del Peru, S.A. and Compania de Telecomunicaciones de Chile, S.A., companies controlled by the BIDDER, hold, respectively, 2,238,739 (0.37%) and 2,984,986 (0.50%) shares of TERRA.

Furthermore, according to information provided by TERRA, TERRA does not hold any of its own shares directly, however it has a restricted reserve of Euros 1,858,000 corresponding to a total of 2,420,468 shares, held indirectly, on the date of this announcement, through Lycos, Inc., representing 0.402% of the share capital of TERRA.

TELEFONICA exercises control over TERRA in accordance with the provisions of
Article 4 of the Securities Market Law 24/1988 and Article 42 of the Spanish Commercial Code, as indicated in the Prospectus of the Bid.

II. OBJECTIVE ELEMENTS OF THE BID

II.1. Securities covered by the Bid.

The Bid covers 100% of the shares of TERRA, that is, 601,467,915 shares with a nominal value of Euros 2.00 each. However, the shares of TERRA which TELEFONICA directly owns, i.e. 230,792,328 shares, which represent 38.37% of its share capital, shall not be included in the Bid and have been frozen until the date of publication of the result of the Bid in the corresponding Gazettes of Listed Securities.

Pursuant to the foregoing, the aim of the Bid is to acquire 370,675,587 shares of TERRA (61.63% of its share capital) which, together with the frozen shares, amount to 100% of the shares of the TARGET COMPANY.

The stockholders to which the Bid is addressed include: (a) the indirect stake held by TELEFONICA through Telefonica del Peru, S.A. (0.37% of the share capital) and Compania de Telecomunicaciones de Chile, S.A. (0.5% of the share capital); (b) the treasury stock of TERRA held by Lycos, Inc. (0.40%); and (c) TERRA shares subject to the Stock Option Plans for employees of TERRA and Lycos, Inc. (6.77%).

The shares covered by the Bid shall be transferred by the person authorised to do so, free of liens and encumbrances or third party rights, so that the BIDDER acquires full title pursuant to the provisions established in Article 9 of the Spanish Securities Market Law, including any voting and economic rights that are inherent thereto at the time the Bid is launched.

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The terms of the Bid are identical for all shares to which this Bid is addressed.

II.2. Consideration offered for the securities.

The BIDDER offers the stockholders of TERRA the amount of Euros 5.25 for each share of TERRA. Consideration shall be paid in cash.

II.3. Maximum number of shares covered by the Bid and minimum number to be acquired in order for the Bid to be effective.

a) Maximum

This Bid shall cover all the shares making up TERRA's share capital, i.e. 601,467,915 shares. Nevertheless, and as mentioned above, TELEFONICA has frozen 230,792,328 shares of TERRA (38.37%) which shall not accept the Bid and, consequently, the Bid effectively covers 370,675,587 shares, representing 61.63% of TERRA's share capital.

b) Minimum

The effectiveness of the Bid is conditional upon TELEFONICA acquiring a number of TERRA shares which, together with the 230,792,328 shares (38.37%) of the TARGET COMPANY that it already directly owns and which have been frozen until the result of the Bid is published, enable at least 75% of the share capital, i.e. 451,100,937 shares, to be directly acquired by the BIDDER. Consequently, compliance with said condition would entail acquiring a minimum of 220,308,609 shares of the TARGET COMPANY (36.63%).

Therefore, if as a result of the present Bid, TELEFONICA only reached the minimum percentage to which the Bid is subject and the indirect stake held through Telefonica de Peru, S.A. and Compania de Telecomunicaciones de Chile, S.A. were not covered by the Bid, TELEFONICA's direct and indirect stake in TERRA after the Bid would then be 75.87% of the share capital of TERRA, without counting the aforementioned treasury stock.

The BIDDER expressly reserves the right to waive the minimum number of shares to which the Bid is subject, without any decision whatsoever having been adopted in this regard at the date of the Prospectus.

c) BIDDER's Commitments

The BIDDER declares its commitment that, neither it, acting on its own behalf or through an intermediary, nor any company of its group, shall acquire shares, either directly or in a concerted manner, in the TARGET COMPANY by any means other than the Bid procedure from the time it was announced on May 28, 2003 until its end.

If the Bid is unsuccessful, the BIDDER, the members of its management body, its senior executive staff and any person acting in concert with the same, may not launch another take-over bid until six months have elapsed since the date of publication of the Bid's result, nor may they acquire securities in said period which would require a bid to be launched.

II.4. Guarantees established by the BIDDER for settlement of the Bid.

         In order to guarantee the payment of the consideration offered, the BIDDER has opened a cash account at Banco Bilbao Vizcaya Argentaria, S.A. for a total of Euros 1,946,046,832, an amount which has been irrevocably attached to the settlement of the Bid.

II.5. Financing of the Bid.

         TELEFONICA shall use the funds deposited in Banco Bilbao Vizcaya Argentaria, S.A., referred to in section II.4 above, to acquire the shares of TERRA to which this Bid

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is addressed. Said deposit was established with excess treasury from the BIDDER, without using any available credit facilities to do so. TELEFONICA's net debt shall be increased by the same amount in which its treasury is decreased.

         The TARGET COMPANY will not incur any debt as a result of this Bid.

III.     FORMAL ELEMENTS OF THE BID

III.1.   Acceptance period.

         The acceptance period of the present Bid shall be one month as from the date of publication of the first of the announcements of the Bid, pursuant to the provisions established in Article 18 of Royal Decree 1197/1991 dated July 26, 1991 (said announcements, according to this Article, shall be published in the Official Gazette of the Mercantile Registry, in the Gazettes of Listed Securities of the Securities Markets of Madrid, Barcelona, Bilbao and Valencia, and in two newspapers, one of them distributed nationally and the other widely distributed in the place of the TARGET COMPANY's registered address).

         For these purposes, a month shall be counted from date to date. If the first day of the term is not a business day for the purposes of the Spanish Computer Assisted Trading System ("SIBE"), the acceptance period shall begin on the next business day for SIBE purposes; and if the last day of the term is not a business day, the acceptance period shall be automatically extended until midnight on the next immediate business day for SIBE purposes.

         Pursuant to the provisions established in Article 19 of Royal Decree 1197/1991, as long as the two-month legal maximum is not exceeded, the BIDDER may extend the period of acceptance initially established with the prior authorisation of the CNMV and shall announce the extension in the same media in which the announcement of the Bid was published, at least three days before the end of the initial acceptance period.

III.2. Formalities relating to the acceptance and manner and term in which the consideration shall be received.

III.2.1 Formalities related to the acceptance of the Bid.

         (i) Declarations of acceptance of the Bid shall be unconditional and irrevocable, and any tenders which do not meet these requirements shall be deemed invalid and shall not be accepted.

              Holders who wish to declare their acceptance of the Bid should do so by any official means to the Governing Body of the Securities Markets of Madrid, Barcelona, Bilbao, Valencia, within the period indicated through any entity which is a member of the market and said entity shall be responsible for the title and possession of the shares to which the acceptances refer, as well as for the non-existence of any liens or encumbrances or third-party rights which restrict the voting or economic rights of such shares or the free transferability thereof.

              Each declaration of acceptance of the Bid made by a TERRA stockholder before the corresponding entity shall include all the identification details required under current law for this type of transaction. Such declaration of acceptance shall also include all the necessary details on the title of the TERRA shares in order to formalise the transfer thereof to the BIDDER.

         (ii) Each TERRA stockholder may require the entity, through which it is processing its acceptance, to provide a receipt proving that the acceptance was processed, in accordance with applicable procedural rules.

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 (iii) Under no circumstances shall the BIDDER accept securities of which the registration references were subsequent to the last day of the acceptance period of this Bid, i.e. the shares offered for sale must have been purchased, at the latest, on the last day of the acceptance period of the Bid.

III.2.2. Settlement procedure and delivery of consideration for the Bid.

         Upon the Bid expiration, or of any period resulting from the extension or modification thereof, as the case may be, the Governing Bodies of the Securities Markets of Madrid, Barcelona, Bilbao and Valencia shall notify the CNMV, within a maximum of five business days, of the total number of shares included in the declarations of acceptance presented.

         Once the CNMV knows the total number of acceptances, it shall notify the Governing Bodies of the Securities Markets of Madrid, Barcelona, Bilbao and Valencia, and TELEFONICA and TERRA, within three days, of the positive or negative result of the Bid. The Governing Bodies shall publish this result no later than the following day in the corresponding Gazettes of Listed Securities. The publication date of the result of the Bid shall be the date of the session to which said Gazettes refer.

         The acquisition of the shares shall be settled by either BBVA BOLSA SV S.A. or INVERCAIXA VALORES, S.V., S.A., who shall act on behalf of the BIDDER in accordance with the appointment set forth in section III.4 below.

         The settlement and payment of the consideration offered shall be made following the procedure established for this purpose by the Management Company for the Registry, Clearing and Settlement of Securities (IBERCLEAR); the trading date of the corresponding securities market transaction shall refer to the date of publication of the result of the Bid in the Gazettes of Securities Listed on the Securities Markets of Madrid, Barcelona, Bilbao and Valencia.

         Should the BIDDER not acquire the minimum established in section II.3, the BIDDER may waive said condition, acquiring all the securities offered, although on the date of the Prospectus, the BIDDER has made no decision in this regard.

         In the event that the minimum is not reached, TELEFONICA undertakes, within 3 days of being informed of the result of the Bid by the CNMV, to notify the CNMV of its decision whether or not to waive the minimum limit conditioning the Bid. In any event, the aforementioned notification shall be made public by the BIDDER in the manner foreseen in Article 18.1 of Royal Decree 1197/91, on the day after said notification.

III.3. Acceptance and settlement expenses of the Bid.

         The stockholders of TERRA who accept the Bid shall bear and pay the corresponding fees for the participation of a stockbroker in the transaction, the charges of the corresponding Governing Bodies of the Securities Markets and the IBERCLEAR settlement, as well as any other expense incurred by the seller relating to the sale and purchase.

         Expenses incurred by TELEFONICA shall be borne by the BIDDER.

         In the event that the Bid is unsuccessful, all expenses derived from the acceptance and return of the documents confirming the ownership of the securities which were provided by those who accepted the Bid, shall be borne by TELEFONICA.

III.4. Appointment of the Stockbrokers acting on behalf of the BIDDER.

         The BIDDER has appointed BBVA BOLSA, S.V., S.A., with a registered address at Gran Via 12, 48001 Bilbao, holding Fiscal Identification Code number A-28/718112,

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and INVERCAIXA VALORES, S.V., S.A., with a registered address at
Avenida Diagonal, 621-629, 08028 Barcelona, holding Fiscal Identification Code number A-58/483124 as the entities in charge of settling the share purchase transactions that may result from this Bid and which are processed by the Governing Bodies of the Securities Markets of Madrid, Barcelona, Bilbao and Valencia.

III.5. Formalities for the acceptance of the Bid in the case of TERRA shares represented by American Depositary Shares ("ADSs").

         With regard to the acceptance of the Bid in the case of TERRA shares represented by ADSs listed on the Nasdaq National Market, TELEFONICA has appointed Citibank N.A. (hereinafter, "Citibank"), acting through its office at 111 Wall Street, New York, New York 10005, USA, as Agent for the Bid in the United States of America.

         Any holder of ADSs wishing to accept the present Bid with the shares in TERRA represented by its ADSs may contact Citibank directly, attaching to its acceptance a certificate confirming ownership, or the banks, brokers or trustees where the ADSs are deposited or, if applicable, by means of the book-entry system of The Depository Trust Company ("DTC") if it has its ADSs registered with such company, notifying that it intends to accept the present Bid within the periods established to this end in the Prospectus. Citibank shall send more detailed instructions on this procedure directly to the holders of ADSs.

         For the purposes of Article 27 of Royal Decree 1197/1991 dated July 26, 1991, governing take-over bids, Citibank shall notify a member of the Spanish market, immediately and, in any event, within a maximum of two securities market working days from the end of the period for the acceptance of the present Bid, of the total number of shares represented by ADSs that have accepted the Bid, so that said member of the market may inform the Governing Bodies of the Securities Markets within said term, of the total number of shares included in the declarations of acceptance presented.

         Settlement and payment of the consideration offered will be carried out in accordance with the provisions of section III.2.2 above, whereby, once Citibank receives the corresponding funds in Euros, it will pay the holders of the ADSs the price of the consideration in U.S. dollars at the applicable Euro/U.S. Dollar rate of exchange available at that time in the open market, less any fees, taxes and expenses corresponding to the transaction, which shall be listed in the aforementioned instructions to be sent to the holders of the ADSs. These fees and expenses shall include the acceptance and settlement expenses listed in section III.3 above and the treatment of which is described in this section.

IV. OTHER INFORMATION

IV.1. Objective of the Bid and future activity of the TARGET COMPANY.

         TELEFONICA's objective in filing this Bid is to increase its holding in TERRA, in order to obtain full control and to further integrate the two companies, in accordance with the terms set out below.

         On February 12, 2003, the two companies executed a Strategic Alliance Framework Agreement (hereinafter, the "Framework Agreement"), a long-term agreement designed for both companies to take advantage of TELEFONICA's capacity as a provider of connectivity and broadband and narrowband access, and TERRA's capacity as an Internet portal, aggregator, provider and manager of Internet content and

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services, in fixed telephony, so that both companies may capture the synergies and savings generated by the Internet, a complex and ever-changing business sector.

         However, this business model could offer even greater potential for TERRA and TELEFONICA if all aspects of the same are developed fully. To this end, achieving the highest degree of integration of operations permitted by the market and current regulations appears to be the best strategy for overcoming as far as possible the main factors which condition the evolution of the business model, which are basically as follows:

         o The flexibility and freedom in business needed both to boost growth in demand and to improve positioning in the competitive market.

         o The efficiency of operations that the drastic decrease in the margins of these products and services demands.

         o The increase in investment required for development, due to the technological complexity of the platforms and the capacity requirements for access to and transmission of information.

         o Growing customer demand for products and services that integrate connectivity, Internet access, and value-added services and content.

         In an attempt to fulfil these conditions, the general plan for the subsequent development of the business model would be based on the following factors:

         o The operation of TERRA as a specific line of business in order to maximise the potential of its trademark and Internet capacities (with particular emphasis on the residential and professional segments), while streamlining its structural and management resources;

         o The integration of TERRA with the fixed telephony operators in markets in which operators of the TELEFONICA Group have a presence;

         o Establishing TERRA as the unit integrating the TELEFONICA Group's online content offer; and

         o Bolstering the integrated offer of connectivity products and services, Internet access and value-added content and services, to customers of the TELEFONICA Group.

         Given TELEFONICA's current holding in TERRA and the nature of the factors which would permit the expansion of the new business model, TELEFONICA believes it is necessary for it to increase its control over TERRA by increasing its stake therein, which shall enable an improved development and growth in the Internet business of the TELEFONICA Group, by bringing the interests of both companies closer together and adequately integrating them into the value chain of the Internet business. To do this, TELEFONICA has decided to direct the Bid at all the shares of TERRA in order to obtain the highest percentage possible of its share capital. The development of the business model which TELEFONICA intends to boost pursues a greater integration of TERRA with fixed telephony operators and TELEFONICA Group data and with its corporate units that are involved in the management and purchase of content, in the manner described below.

Activity, Assets and Liabilities.

The BIDDER has no plans regarding the assets of the TARGET COMPANY other than to use and, as the case may be, restructure those assets, at any given time, in the manner which it deems most appropriate in order for the TARGET COMPANY to carry out its activities according to the business model described in section IV.1 above.

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Thus, with regard to the markets on which TELEFONICA is present through fixed telephony operators, and as it increases its stake in TERRA, TELEFONICA's plan is to carry the integration further by increasing the level of services provided by TELEFONICA to TERRA and the use of the TERRA trademark as such when offering the portals in certain customer segments and, if applicable, in Internet access. TELEFONICA shall boost its range of services, portals and Internet content through TERRA's trademark and capacities, together with the assets the BIDDER has in this sector. In the remaining markets, the possibility shall be examined of offering additional telecommunications services on TERRA's Internet portals, together with a greater centralisation of operations management, combined with other mobile telephony business and TELEFONICA Group data.

With respect to Lycos, TELEFONICA wishes that it be managed with the highest level of flexibility and independence that is demanded by the world's leading Internet market, i.e. the US market.

In relation to third party arrangements and agreements which TERRA currently has in order to develop its range of contents and portals, TELEFONICA intends to maintain them and to gradually analyse their progress according to their results, degree of complementarity and adequacy for the construction of its range of portals and Internet services.

However, if the future criteria regarding profitability and generation of value for the stockholders of TERRA and, indirectly, of TELEFONICA, render it advisable to expand, transfer, restructure, cease or reduce any of the TARGET COMPANY's activities or restrict the same to certain geographic areas, the BIDDER would proceed to analyse the plan of action appropriate for the assets relevant to such activities without there being an intention whatsoever in this regard at the date of the Prospectus.

At the date of the Prospectus, TELEFONICA has no plans to significantly alter TERRA's level of debt or to modify its share capital figure. Likewise, at the date of the Prospectus, no substantial modification is envisaged of TERRA's employment policy, except as derived from the materialisation of the synergies referred to in section IV.2 below.

TELEFONICA has not signed any agreement, nor has it assumed any undertaking whatsoever, with respect to maintaining any company, line of business or asset within TERRA's company group.

Finally, TELEFONICA has no plans to carry out any merger, spin-off, transformation or transfer which may directly or indirectly affect TERRA, the companies of its group, or any of its lines of business, or significant assets of TERRA, or to transfer the shares of the TARGET COMPANY to third parties after this Bid. Nevertheless, the possibility remains of these alternatives being considered in the future.

In any case, it should be taken into account that the evolution of rapidly changing Internet markets may lead to a change in some of the aforementioned plans, which may advise the taking of decisions different from those envisaged herein.

Changes to the By-laws and management body.

The BIDDER does not intend to modify the By-laws of TERRA after this Bid.

If the Bid is successful, TELEFONICA intends to renew the Board of Directors of TERRA, in order to increase its presence on the same according to the shareholding acquired after the Bid. In any case, pursuant to current regulations and the recommendations that are generally accepted in good government practice,

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TELEFONICA intends to maintain independent directors on the
Board of Directors, according to the resulting shareholding structure following the Bid under the Prospectus.

Trading of the securities of the TARGET COMPANY.

Given that the present Bid is not a de-listing bid, TELEFONICA does not intend to apply for the de-listing of TERRA's shares through this Bid. Notwithstanding the foregoing, if as a result of the present Bid the distribution of TERRA shares does not allow adequate trading frequency and liquidity, TELEFONICA undertakes to adopt, within a term of 6 months following the end of the Bid, any measures that are necessary to maintain the listing of the TERRA shares or to apply for their de-listing in compliance with any applicable requirements including, as the case may be, the launching of a de-listing take-over bid in the aforementioned term.

IV.2. Impact of this operation on the BIDDER

         The acquisition of shares in TERRA will not affect the BIDDER's dividend policy. TELEFONICA intends to maintain its current dividend policy based on expected cash flow generated by its operations.

         The price of the Bid, taking as a reference TERRA's consolidated group financial statements at March 31, 2003, adjusted with the share capital decrease registered in June, shall generate an additional goodwill in TELEFONICA of approximately Euros 72 million. This goodwill shall be amortised over a term of ten years, at a rate of Euros 7.2 million per year, according to TELEFONICA's current accounting policy. Assuming that the Bid is 100% accepted, the estimated negative impact of the same on the consolidated results of the BIDDER in the 2003 financial year, and if the new stake acquired were consolidated for a period of 6 months, would amount to Euros 50.3 million, an amount which includes the proportional amortisation of the goodwill, financial results after tax and the allocation of results of the acquired stake.

         On the other hand, in the event of reaching the minimum number of shares to which the Bid is subject, TERRA shall be necessarily integrated into TELEFONICA's consolidated fiscal group in the next financial year, i.e. in 2004. Consequently, as from that time, the positive or negative taxable base obtained by TERRA in each financial year shall be integrated into the Group's consolidated tax base. Likewise, any credits or other tax benefits accrued by TERRA shall be added and used by the consolidated fiscal group of which TELEFONICA is the controlling company. This impact, amongst others, has been taken into account to establish the minimum 75% limit referred to in section II.3.b) above.

         However, the negative taxable bases and tax benefits generated to date by the TARGET COMPANY, pending offset, may only be offset in the consolidated tax base of the TELEFONICA Group up to the maximum allowed by the individual positive tax base generated by TERRA itself in each financial year. In the event that any corporate operation were carried out in the future which affected TERRA (merger, spin-off or others), the treatment of said bases and tax benefits shall depend on the specific operation eventually carried out.

         Assuming that the Bid is 100% accepted, the consolidated debt ratio(1) of the TELEFONICA Group, based on the financial statements at March 31, 2003, would be 47.6%, as opposed to 45.5% before the operation.

         As a result of integrating the businesses, making a joint effort in markets where TELEFONICA is present and eliminating redundant functions and competencies in its


/1/ Debt ratio: Net debt / (Own resources + External stockholders + Income to be distributed + Long-term debt with public administrations + Net debt). Net debt:
Long-term creditors (excluding minority stockholder debt) + Issues and bank debt--Long-term and short-term financial investments--Treasury.
------------------------

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positioning, TELEFONICA expects to be able to generate synergies with this operation; as regards income, by repositioning the business in order to boost the growth of the broadband market, increasing the Group's Internet market share, increasing customer income and margins; as regards expenses and investment resources allocated to the business, by restructuring the business and eliminating redundancies, streamlining its work centres and saving on management and administration costs, integrating the services and product development units, improving the efficiency of content purchase and production and generating savings in marketing and commercial campaigns. As a result of all the foregoing, TELEFONICA expects to generate an additional operating margin of Euros 14.2 million in the final quarter of 2003, increasing this forecast to Euros 268.9 million for the period 2003-2006, including said quarter.

IV.3. Availability of the Prospectus.

         Pursuant to the provisions of Article 18.3 of Royal Decree 1197/1991, dated July 26, 1991 the Prospectus and its supporting documentation has been made available to the interested parties, and was deposited at the Governing Bodies of the Securities Markets in Madrid, Barcelona, Bilbao and Valencia; at the registered address of TELEFONICA (Calle Gran Via, n(0) 28, 28013, Madrid); at the registered address of TERRA (Calle Nicaragua, n(0) 54, 08029, Barcelona); at the registered address of BBVA BOLSA S.V., S.A. (Gran Via 12, 48001, Bilbao); and at the registered address of INVERCAIXA VALORES S.V., S.A. (Avda. Diagonal, 621-629, 08028, Barcelona), on the day after the publication of the first of the announcements concerning this Bid.

         Furthermore, the Prospectus and its supporting documentation may be consulted in the public records of the CNMV in Madrid (Paseo de la Castellana
15) and at its representative office in Barcelona (Paseo de Gracia 19), as well as on the CNMV website (in the latter case, only the Prospectus shall be available).


                                                     In Madrid, on June 18, 2003
                                                                TELEFONICA, S.A.

                  The U.S. Information Agent for the Offer is:
                                [GEORGESON LOGO]

                           17 State Street, 10th Floor
                            New York, New York 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (800) 249-1370